Exhibit 10.1

Pacific Ethanol, Inc.

EMPLOYMENT AGREEMENT
For
Bryon McGregor

This Employment Agreement (“Agreement”) by and between Byron McGregor (“Employee”) and Pacific Ethanol, Inc. (the “Company”) (collectively, the “Parties”) is effective as of the last date signed by the Parties.

WHEREAS, the Company desires to employ Employee to provide personal services to the Company, and wishes to provide Employee with certain compensation and benefits in return for his services;

WHEREAS, Employee wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits; and

WHEREAS, the Parties entered into an Offer Letter on or about June 5, 2008 setting forth certain terms of Employee's employment with the Company the "Offer Letter" and now seek to supersede and replace the Offer Letter;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.    EMPLOYMENT BY THE COMPANY.

1.1    Position. Subject to terms and conditions set forth herein, the Company agrees to employ Employee in the position of Vice President, Finance and Employee hereby accepts such employment. During the term of Employee's employment with the Company, Employee will devote Employee's best efforts and substantially all of Employee's business time and attention to the business of the Company.

1.2    Duties and Location. Employee shall perform such duties as are customarily associated with Employee's then current title. Employee's primary office location shall be a location mutually acceptable to both the Employee and the Company. The Company reserves the right to reasonably require Employee to perform Employee's duties at places other than Employee's primary office location from time to time as agreed to by Employee, and to require reasonable business travel.

1.3           Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.           COMPENSATION.

2.1           Salary.  For services to be rendered hereunder, Employee shall receive an annual salary at the rate of $185,000, paid bi-weekly in the amount of $7,115.38 (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  Employee’s Base Salary shall be reviewed annually and may be increased as approved by the Company’s Board of Directors (the “Board”) in its sole discretion.

2.2           Annual Bonus. Employee will be eligible for a annual discretionary bonus with a target of thirty percent (30%) of his Base Salary (the "Annual Bonus"). Whether any Annual Bonus will be awarded, and the amount of the Annual Bonus awarded to Employee, shall be determined by the Board in its sole discretion based upon its consideration of both the Company's performance and Employee's performance. Employee will be guaranteed a minimum annual bonus of 540,000 for the performance year of 2008 to be paid concurrent with the bonus process for the rest of the company. Since the Annual Bonus is intended both to reward past Company and Employee performance and to provide an incentive for Employee to remain with the Company, Employee must remain an active employee through the date that any such Annual Bonus is paid to him in order to earn any such bonus. Employee will not earn any Annual Bonus (including a prorated bonus) if Employee's employment terminates for any reason before the Annual Bonus is paid to him.

2.3           Standard Company Benefits. Employee shall be entitled to participate in such of the Company's benefit and compensation plans and programs as may be made available to employees of the Company including, without limitation, the Company's Long Term Incentive Plan, subject in each case to: (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board or other person administering such plan or program, (ii) determinations by the Board or any such person as to whether and to what extent Employee shall so participate or cease to participate, and (iii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of the Board.

2.4    Restricted Stock, Options. The employee shall be granted 5,000 shares of restricted Company stock (the "Restricted Stock'). The Restricted Stock shall vest according to a vesting schedule set forth in the governing restricted stock purchase agreement which shall be: 2,500 shares shall vest one-year after the employee's first date of employment; the remaining 2,500 shares shall vest on the two-year anniversary date of employment; provided that employee employed by the Company.

2.5           Relocation Assistance.  Employee shall be entitled to participate in the Company’s relocation assistance program, which will cover:  (i) one (1) house hunting/familiarization trip up to four (4) days for the Employee and his family; (ii) 6 weeks of temporary housing, and (iii) a relocation lump sum of $20,000 to be paid on the first full pay date after employment.  Employee’s relocation assistance is conditional as Employee must repay all sums received by Employee pursuant to the program if he resigns before completing 12 months of employment.  The Company shall be entitled to offset against sums otherwise owed Employee in order to recoup amounts owed by Employee pursuant to the preceding sentence.

3.           CONFIDENTIAL INFORMATION OBLIGATIONS

3.1           Confidential Information Agreement.  As a condition of employment, Employee agrees to execute and abide by the Employee Confidential Information and Inventions Agreement attached hereto as Exhibit A.

3.2           Third Party Agreements and Information. Employee represents and warrants that Employee's employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee's duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in with Employee's employment by the Company, except as expressly authorized by that third party. During Employee's employment by the Company, Employee will use in the performance of Employee's duties only information which is generally known and used by persons with training and experience comparable to Employee's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee's work for the Company.

4.            OUTSIDE ACTIVITIES DURING EMPLOYMENT.

4.1           Non-Company Business. Except with the prior written consent of the Chief Executive Officer (in consultation with the General Counsel), Employee will not during the term of Employee's employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Employee's duties hereunder.

4.2           No Adverse Interests. Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5.            TERMINATION OF EMPLOYMENT.

5.1           At-Will Relationship.   Employee’s employment relationship is at-will.  Either Employee or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2           Termination without Cause.  If,  at any time, the Company terminates  Employee’s employment without Cause (as defined herein) and Employee executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective, then the Company shall pay Employee severance in the form of Employee’s Base Salary in effect on Employee’s last day of employment (the “Separation Date”) for a period of 6 months after Employee’s termination.  This severance shall be paid in substantially equal installments on the Company’s regular payroll schedule (subject to standard deductions and withholdings) over the 6 month period following the Separation Date; provided, however, that no payments will be made  prior to the effective date of the release of claims.

5.3          Termination for Cause; Resignation.  If the Company terminates Employee’s employment with the Company for Cause, or Employee resigns for any reason whatsoever, then Employee will not be entitled for any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Employee’s Separation Date), severance pay, pay in lieu of notice or any other such compensation.

5.4           Termination Due to Death or Disability.

(a)            Death. This Agreement shall terminate immediately upon Employee's death and Employee's estate shall not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Employee's Separation Date), including severance pay, pay in lieu of notice or any other such compensation.

(b)            Disability.  If Employee is incapacitated by accident, sickness or otherwise such that Employee is incapable of performing the services set forth in Section 1.1 herein, and such incapacity is certified by a qualified medical doctor, then this Agreement shall terminate. In such an event, and if Employee or someone authorized to act on his behalf executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective, then the Company shall pay Employee severance in the form of continuation of Employee's Base Salary in effect on Employee's Separation Date for a period of 6 months after Employee's termination. This severance shall be paid in substantially equal installments on the Company's regular payroll schedule (subject to standard deductions and withholdings) over the 6 month period following the Separation Date: provided, however, that no payments will be made prior to the effective date of the release of claims.   On the first payroll date following the date of the release, the Company will pay Employee the payments that Employee would have received on or prior to such date in a lump sum under the original schedule but for the delay in effectiveness of the release, with the balance of the cash severance being paid as originally scheduled.  The severance benefits provided for in this Section 5.4 shall be reduced by any amounts provided to Employee by any federal or state disability insurance payments or benefits, and any private insurance disability payments or benefits, provided to Employee.

5.5            Health Insurance.  To the extent provided by the federal  continuation of coverage law or, if applicable, state laws of similar effect (collectively, “COBRA”), and by the Company’s then-current group health insurance policies, Employee may be eligible to continue Employee’s then-current group health insurance benefits at Employee’s own expense after the termination of Employee’s employment.  Employee will be provided with a separate notice describing Employee’s rights and obligations under the applicable state and/or federal COBRA laws on or after the Separation Date.

5.6            Section 409A Compliance. The parties intend that the severance benefits provided under Section 5.2 or 5.4 above, as applicable (the “Severance”), satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (together with any state laws of similar effect, (“Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A1(b)(9)(iii).  Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance constitutes "deferred compensation" under Section 409A, and if Executive is a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee"), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Executive's death (such earlier date, the "Delayed Initial Payment Date"), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Severance in accordance with the payment schedule set forth above. It is intended that each payment made pursuant to Section 5.2 or 5.4, as applicable, is a separate payment (as defined in Treasury Regulations Section 1.409A- 2(b)(2)) from any other payments made pursuant to this Agreement for purposes of the "short term deferral rule" under Treasury Regulations Section 1.409A- I (b)(4).

5.7    No Mitigation. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as the result of employ ..ment by another employer after the date of termination, or otherwise.

5.8    Definition of "Cause." For purposes of this Agreement, "Cause" shall mean any one or more of the following:

(a)    Employee's indictment or conviction of any felony or of any crime involving dishonesty;

(b)    Employee's participationin any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(c)           Employee’s refusal to comply with any lawful directive of the Company;

(d)           Employee’s material breach of Employee’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Confidential Information and Inventions Agreement); or

(e)    Conduct by Employee which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

 Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Employee describing the nature of such event and Employee shall thereafter have ten (10) business days to cure such event.

6.            ARIBITRATION.

To ensure the timely and economical resolution of disputes that may arise in connection with Employee's employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee's employment, or the termination of Employee's employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Sacramento, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall he authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.            GENERAL PROVISIONS.

7.1    Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at his address as listed on the Company payroll.

7.2    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but it any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not effect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3    Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4     Complete Agreement.  This Agreement, Exhibit A, constitutes the entire agreement between- Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement supersedes and replaces the Offer Letter dated on or about June 5, 2008 in its entirety and said Offer Letter shall have no further force or effect. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Employee and a duly authorized officer of the Company.

7.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8             Choice of Law. All questions concerning the construction, validity and interpretation this Agreement will be governed by the law of the California.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Pacific Ethanol, Inc. By: /s/ Neil M. Koehler Neil M. Koehler President and Chief Executive Officer Date: 12.19.08

Understood and Agreed:

Employee

By:  /s/ Byron McGregor
Byron McGregor

Date:  12/22/08